Exhibit 10.2

LETTER AGREEMENT

[Date]

The Executive Compensation Committee of the Gannett Board of Directors has approved an award to you under the 2001 Omnibus Incentive Compensation Plan, as set forth below.

This Letter Agreement and the enclosed Terms and Conditions, effective as of [date], constitute the formal agreement governing this award.

Please sign both copies of this Letter Agreement to evidence your agreement with the terms hereof. Keep one copy and return the other to the undersigned.

Please keep the enclosed Terms and Conditions for future reference.

Holder:	Location: Corporate

Grant Date: [Date]	Expiration Date: N/A

Number of Restricted Stock Units:

Vesting Schedule: [To be determined]

Gannett Co., Inc.

By:
Holder’s Signature		Roxanne V. Horning

RESTRICTED STOCK UNITS

TERMS AND CONDITIONS

Under the

Gannett Co., Inc.

2001 Omnibus Incentive Compensation Plan

These Terms and Conditions, dated [date], govern the grant of restricted stock units in the form of Performance Shares (referred to herein as “Restricted Stock Units”) under the 2001 Omnibus Incentive Compensation Plan (the “Plan”) to [Name] (the “Holder”), as set forth below. Terms used herein that are defined in the Plan shall have the meaning ascribed to them in the Plan. If there is any inconsistency between the defined terms of these Terms and Conditions and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms herein.

1. Grant of Restricted Stock Units. Pursuant to the provisions of (i) the Plan, (ii) the individual Letter Agreement governing the grant, and (iii) these Terms and Conditions, the Company has granted to the Holder the number of Restricted Stock Units, with each such unit relating to one share of common stock of the Company (“Common Stock”), in the applicable Letter Agreement and subject to the restrictions set forth therein and in these Terms and Conditions.

2. Forfeiture. Upon a Holder’s ceasing to be an employee of the Company for any reason, any Restricted Stock Units that have not yet vested shall be forfeited and the Restricted Stock Unit award shall terminate.

3. Payment of Restricted Stock Units. The Company shall pay the Holder the value of the Restricted Stock Units that become vested in accordance with the vesting schedule in the Letter Agreement by crediting the account designated by the Holder under the Gannett Deferred Compensation Plan in an amount equal to the Fair Market Value of the number of Restricted Stock Units vesting on each vesting date. The distribution of amounts credited to the Holder’s account under the Gannett Deferred Compensation Plan pursuant to this section 3 shall be governed by the terms of the Gannett Deferred Compensation Plan and the Holder’s distribution election thereunder; provided, that, the Holder may not select a payment commencement date earlier than the year following his termination of employment. The Holder’s distribution election under the Deferred Compensation Plan with regard to the Restricted Stock Units must be made no later than December 31, 20xx.

4. Non-Assignability. Restricted Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Restricted Stock Units be made subject to execution, attachment or similar process.

5. Rights as a Shareholder. The Holder shall have no rights as a shareholder with regard to the Restricted Stock Units. The Restricted Stock Units shall not be credited with dividend units with respect to dividends declared with respect to the Common Stock.

6. Discretionary Plan. The Plan is discretionary in nature and may be suspended or terminated by the Company at any time. With respect to the Plan, (a) each grant of Restricted Stock Units is a one-time benefit which does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units; (b) except as specifically provided in the employment agreement between the Holder and the Company dated [date], all determinations with respect to any such future grants, including, but not limited to, the times when Restricted Sock Units shall be granted, the number of units subject to each grant, and the times when Restricted Stock Units are paid, will be at the sole discretion of the Company; (c) the Holder’s participation in the Plan is voluntary; (d) the Restricted Stock Units are not part of normal and expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payment, bonuses, long-service awards, pension or retirement benefits (and shall not be considered compensation or earnings for the purpose of calculating the Holder’s retirement income or benefit under any qualified or non-qualified pension plan of the Company), or similar payments; and (e) the future value of the Restricted Stock Unit is unknown and cannot be predicted with certainty.

7. Effect of Plan. The Plan is hereby incorporated by reference into these Terms and Conditions, and these Terms and Conditions are subject in all respects to the provisions of the Plan, including without limitation the authority of the Committee to adjust awards and to make interpretations and other determinations with respect to all matters relating to these Terms and Conditions, the applicable Letter Agreements, the Plan, and awards made pursuant thereto.

8. Notice. Notices hereunder shall be in writing and if to the Company shall be addressed to the Secretary of the Company at 7950 Jones Branch Drive, McLean, Virginia 22107 and if to the Holder shall be addressed to the Holder at his address as it appears on the Company’s records.

9. Successors and Assigns. The applicable Letter Agreement and these Terms and Conditions shall be binding upon and inure to the benefit of the successors and assigns of the Company.

10. Change in Control Provisions. Vesting of any unvested Restricted Stock Units shall not be accelerated upon a Change in Control.

11. Applicable Laws and Consent to Jurisdiction. The validity, construction, interpretation and enforceability of this Agreement shall be determined and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction in Virginia and agree that such litigation shall be conducted in the courts of Fairfax County, Virginia or the federal courts of the United States for the Eastern District of Virginia.